EXHIBIT 23.2 Consent of Stephen K. Winters


              [LETTERHEAD OF STEPHEN K WINTERS LAW CORPORATION]

August 5, 1998

Board of Directors
Aztek Technologies Inc.
#5 - 246 Lawrence Ave.
Kelowna, B.C.
V1Y 6L3


Re:     Aztek Technologies Inc. ("ATI") - Consent

Members of the Board:

We hereby consent to the use of our legal opinion dated August 5, 1998, on the Dissenter's Rights described therein of ATI's Proxy Statement to be sent to the shareholders of ATI as filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

Yours truly,

STEPHEN K WINTERS
LAW CORPORATION

/s/ Stephen K. Winters
----------------------
Per: Stephen K. Winters